Pricing Supplement dated March 2, 2003                           Rule #424(b)(3)
(To Prospectus dated July 15, 2002)                           File No. 333-90642

                                  ADVANTA CORP.
                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA

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                            Advanta Investment Notes
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                                 PRINCIPAL AMOUNT                               PRINCIPAL AMOUNT
                                $5,000 TO $49,999                                 $50,000 PLUS
      TERM         INTEREST RATE       ANNUAL PERCENTAGE YIELD *     INTEREST RATE     ANNUAL PERCENTAGE YIELD *
      ----         -------------       -------------------------     -------------     -------------------------
     91 day            2.71%                   2.75%                     2.71%                 2.75%
     6 month           3.20%                   3.25%                     3.20%                 3.25%
    12 month           4.88%                   5.00%                     4.88%                 5.00%
    18 month           5.35%                   5.50%                     5.35%                 5.50%
    24 month           6.39%                   6.60%**                   6.39%                 6.60%**
    30 month           6.63%                   6.85%**                   6.86%                 7.10%**
    36 month           7.00%                   7.25%**                   7.23%                 7.50%**
    48 month           7.93%                   8.25%**                   8.16%                 8.50%**
    60 month           8.85%                   9.25%**                   9.08%                 9.50%**

                            Minimum Investment $5,000

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

** The stated Annual Percentage Yields (APYs) do not include
Additional Interest (as defined in the prospectus dated July 15, 2002) being offered only to holders of maturing Investment Notes who renew those Investment Notes for a term of 24, 30, 36, 48 or 60 months on or before April 5, 2003. The Additional Interest for the 24, 30 and 36 month terms consists of a bonus of ..10% over the APYs currently in effect for all other purchasers of 24, 30 and 36 month Investment Notes. The Additional Interest for the 48 and 60 month terms consists of a bonus of .15% over the APYs currently in effect for all other purchasers of 48 and 60 month Investment Notes.

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                   RediReserve Variable Rate Certificates***
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           TIER                INTEREST RATE      ANNUAL PERCENTAGE YIELD***
           ----                -------------      --------------------------
      $100 to $4,999               2.40%                    2.43%
      $5,000 to $24,999            2.55%                    2.58%
      $25,000 to $49,999           2.75%                    2.79%
      $50,000 plus                 2.85%                    2.89%

                            Minimum Investment $5,000

*** The Annual Percentage Yield (APY) assumes all interest reinvested daily at the stated rate. The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and APYs for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC at:

                                Judiciary Plaza
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED JULY 15, 2002, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

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                            FOR MORE INFORMATION CALL
                                 1-800-223-7074
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